UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2020

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW, Washington, District of Columbia	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Incurrence of New Revolving Credit Facility

On July 1, 2020 (the “Closing Date”), CoStar Group, Inc. (the “Company”) entered into that certain Second Amended and Restated Credit Agreement (the “New Credit Agreement”), by and among the Company, as borrower, CoStar Realty Information, Inc., as co-borrower, the several lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent. The New Credit Facility amends and restates the Company’s existing amended and restated credit agreement, dated as of October 19, 2017 (the “Existing Credit Agreement”). The following summary is not a complete description of all of the terms of the New Credit Agreement and is qualified in its entirety by the copy of the New Credit Agreement which is attached as Exhibit 10.1 and incorporated herein by reference.

The New Credit Agreement provides for revolving loans and letters of credit in an aggregate principal amount of $750 million, with a letter of credit sublimit of $20 million. Subject to certain conditions and the receipt of commitments, the New Credit Agreement allows for revolving commitments under the New Credit Agreement to be increased or new term commitments to be established by an aggregate amount equal to (i) the greater of (x) $400 million and (y) 80% of Consolidated EBITDA (as defined in the New Credit Agreement), plus (ii) an unlimited amount so long as on a pro forma basis the Company’s Total Leverage Ratio (as defined in the New Credit Agreement and without giving effect to amounts received under clauses (i) and (iii) at the same time) does not exceed 3.50:1.00, plus (iii) except to the extent funded with the proceeds of long-term indebtedness or replaced with commitments for the incurrence of long-term indebtedness, an amount equal to (x) voluntary prepayments of certain incremental term loans borrowed under the New Credit Agreement and certain incremental equivalent indebtedness and (y) voluntary commitment reductions of (A) certain incremental revolving commitments borrowed under the New Credit Agreement and (B) any revolving commitments existing as of the Closing Date. The existing Lenders under the New Credit Agreement are entitled, but not obligated, to provide such incremental commitments.

Borrowings will bear interest at a floating rate which can be, at the Company’s option, either (a) an alternate base rate plus an applicable rate ranging from 0.50% to 1.25% or (b) a LIBOR or EURIBOR rate (with a floor of 0.00%) for the specified interest period plus an applicable rate ranging from 1.50% to 2.25%, in each case depending on the Company’s Total Leverage Ratio (as defined in the New Credit Agreement).

The New Credit Agreement is scheduled to mature five years after the Closing Date.

The obligations under the New Credit Agreement are guaranteed, on a senior unsecured basis, by the Company and each of its current and future direct or indirect wholly owned restricted domestic subsidiaries, other than certain excluded subsidiaries (the Company and the guarantors, collectively, the “Credit Parties”).

The New Credit Agreement contains customary affirmative covenants for transactions of this type, including, among others, the provision of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, maintenance of properties and insurance, compliance with laws, including environmental laws, the provision of additional guarantees and an affiliate transactions covenant, subject to certain exceptions. The New Credit Agreement contains customary negative covenants, including, among others, restrictions on the ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make investments, acquisitions, loans or advances, pay dividends and sell or otherwise transfer assets.

The New Credit Agreement also provides that, during any period of time in which the Company has obtained and maintains a corporate investment grade rating from any two of Standard & Poor’s Rating Services, Fitch Ratings, Inc. or Moody’s Investors Services, Inc. (such period, a “Covenant Suspension Period”), certain negative and affirmative covenants are suspended, including the covenants restricting affiliate transactions, incurrence of indebtedness, investments, asset sales and restricted payments.  The Covenant Suspension Period remains in effect until either one or both rating agencies withdraw its rating or downgrades the Company’s corporate rating below an investment grade rating.  The Company is in a Covenant Suspension Period commencing on the Closing Date.

The New Credit Agreement contains a financial maintenance covenant that requires the Company to maintain a Total Leverage Ratio (as defined in the New Credit Agreement) of less than or equal to 4.50 to 1.00, tested at the end of each fiscal quarter. The New Credit Agreement also provides for a number of customary events of default, including, among others: payment defaults to the lenders; voluntary and involuntary bankruptcy proceedings; covenant defaults; material inaccuracies of representations and warranties; cross-acceleration to other material indebtedness (including the Notes (as defined below)); certain change of control events; and material money judgments and other customary events of default. The occurrence of an event of default could result in the acceleration of obligations and the termination of lending commitments under the New Credit Agreement.

Issuance of $1.0 Billion 2.800% Senior Notes due 2030

On the Closing Date, the Company issued $1.0 billion aggregate principal amount of 2.800% Senior Notes due 2030 (the “Notes”). The Notes were sold to J.P. Morgan Securities LLC, Citigroup Global Markets Inc., BofA Securities, Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, Capital One Securities, Inc., PNC Capital Markets LLC and Regions Securities LLC. The Notes were resold to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 99.921% of their principal amount. The terms of the Notes are governed by an indenture, dated as of July 1, 2020, among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Indenture”). The following summary is not a complete description of all of the terms of the Indenture or the Notes and is qualified in its entirety by the copy of the Indenture which is attached as Exhibit 4.1 and incorporated herein by reference.

Interest and maturity. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 at a rate of 2.800% per annum, commencing on January 15, 2021. The Notes will mature on July 15, 2030.

Guarantees. The Company’s domestic wholly owned subsidiaries—CoStar Realty Information, Inc., CoStar Field Research, LLC; CoStar International LLC; CoStar Portfolio Strategy, LLC; Cozy Insurance Services, LLC; Cozy Services, LLC; CSGP Holdings, LLC; Off Campus Partners, LLC; STR, LLC and The Screening Pros, LLC— guarantee, on a senior unsecured basis, the Company’s obligations under the Notes, including the payment of principal and interest. These guarantors also guarantee the Company’s obligations under the New Credit Agreement.

Ranking. The Notes are the Company’s general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness (including obligations under the New Credit Agreement) and senior in right of payment to all of the Company’s and the guarantors’ future subordinated obligations. The Notes and related guarantees are structurally subordinated in right of payment to all existing and future liabilities (including trade payables) of the Company’s non-guarantor subsidiaries. The Notes and related guarantees are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional redemption for the Notes. Prior to April 15, 2030 (three months before the maturity date of the Notes), the Company may redeem some or all of the Notes at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium (as calculated in accordance with the Indenture) as of, and accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding the redemption date.  On and after April 15, 2030, the Company may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require the Company to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control and a downgrade in the ratings of the Notes, and limit the Company’s ability and the ability of the Company’s subsidiaries to create certain liens; enter into sale lease-back transactions; and merge, consolidate or sell all or substantially all assets In addition, the Company has agreed to cause each of its wholly owned subsidiaries formed in the United States that is a borrower under or is required to guarantee the New Credit Agreement to become a guarantor of the Notes.

Events of default. The following constitute events of default under the Notes: default in the payment of interest; default in the payment of principal; failure to comply with covenants; failure to pay other indebtedness after final maturity or acceleration of other indebtedness exceeding a specified amount; certain events of bankruptcy; a judgment for payment of money exceeding a specified aggregate amount; and voidance of subsidiary guarantees, in each case subject to applicable grace periods.

Use of proceeds. The Company intends to use the net proceeds from the issuance of the Notes to (i) repay outstanding borrowings under the Existing Credit Agreement, and (ii) fund all or a portion of the costs of any strategic acquisitions the Company determines to pursue in the future, to finance the growth of the business and for working capital and other general corporate purposes. Other general corporate purposes may include additions to working capital, capital expenditures, repayment of debt, investments in the Company’s subsidiaries and the repurchase, redemption or retirement of securities, including the Company’s common stock.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1
Indenture, dated as of July 1, 2020, by and among CoStar Group, Inc., as issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee, relating to the 2.800% Senior Notes due 2030, including the form of 2.800% Senior Notes due 2030.

10.1
Second Amended and Restated Credit Agreement, dated as of July 1, 2020, by and among CoStar Group, Inc., as borrower, CoStar Realty Information, Inc., as co-borrower, the lenders party thereto and Bank of America, N.A., as administrative agent

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	July 1, 2020	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer